Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 15, 2007, accompanying the consolidated financial statements of Celunol Corp. and subsidiaries for the years ended December 31, 2006, and 2005, contained in this Amendment No. 1 to the Registration Statement on Form S-3 of Verenium Corporation (formerly Diversa Corporation) (File No. 333-143894). We consent to the use of the aforementioned report in this Amendment No. 1 to the Registration Statement and the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Boston, Massachusetts

July 26, 2007